Exhibit 99.1

Press Release

Safehold Reports Fourth Quarter and Fiscal Year 2021 Results

NEW YORK, February 15, 2022

Safehold Inc. (NYSE: SAFE) reported results for the fourth quarter and fiscal year ended December 31, 2021.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section.

Highlights from the earnings announcement include:

—	Q4 ‘21 revenue was $52.0 million, a 30% increase year-over-year
—	Q4 ‘21 net income was $21.3 million, a 39% increase year-over-year
—	Q4 ‘21 earnings per share were $0.38, a 29% increase year-over-year
—	Closed a record 17 ground leases totaling $777 million[1] in Q4 ’21, bringing the total portfolio to 106 ground leases with an aggregate gross book value of $4.8 billion
—	UCA grew by an estimated $1.4 billion in Q4 ‘21, bringing total UCA to an estimated $8.1 billion
—	Upsized target portfolio guidance to $7.5 billion by December 31, 2023, up from previous target of $6.4 billion
—	Subsequent to the end of the quarter, a subsidiary of SAFE sold and received commitments to purchase 1.37% of the total authorized Caret Units at a valuation of $1.75 billion[2]

1 Investments in Q4 ‘21 include $91m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

2 Additional information regarding the transaction may be found in Safehold’s Q4 ‘21 Earnings Presentation published on its website and furnished on Form 8-K filed with the Securities and Exchange Commission.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

“With strong earnings, increased investment guidance and the initial sale of Caret Units, Safehold is poised to begin the next phase in its development of the modern ground lease industry. We expect to deliver even more benefits to customers and investors as our business grows and expands,” said Jay Sugarman, Chairman and Chief Executive Officer.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	877.336.4440
International:	409.207.6984
Access Code:	1917847

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:30 p.m. ET on February 15, 2022 through 12:00 a.m. ET on March 1, 2022 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	1185612

●●●

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

Company Contact:
Jason Fooks
Senior Vice President
Investor Relations & Marketing
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com